Exhibit 23(c)
                 CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
United Dominion Realty Trust, Inc.



          We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated May 19, 1994, with respect to the Combined Statement of Rental Operations of Clover Financial Partnership Properties for the year ended December 31, 1993, filed with the Securities and Exchange Commission on Form 8-K dated May 26, 1994 in the Shelf Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the Registration of $400,000,000 of Debt Securities, Preferred Stock or Common Stock.




/s/ Alloy, Silverstein, Shapiro, Adams, Mulford & Co.
ALLOY, SILVERSTEIN, SHAPIRO, ADAMS, MULFORD & CO.

August 17, 1994